Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	For more information contact:
Susan Asher, 404-847-4026
susan_asher@us.crawco.com

MJM Investigations
Brent Faggart, 800-927-0456 bfaggart@mjminc.com

August 31, 2006
Crawford & Company Forms Global Strategic Alliance
With MJM Investigations
ATLANTA—Crawford & Company, the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, and MJM Investigations Inc., the leader in insurance fraud mitigation and claims services, have formed a global strategic alliance.
MJM, already the market leader in surveillance and fire and forensic investigations, will become Crawford’s preferred provider for those services. MJM provides global coverage, with clients throughout North and South America, Europe, Africa, the Middle East, and the greater Asia-Pacific region.
“I am excited about this opportunity and believe this partnership with MJM will benefit the associates and clients of both companies,” said Jeffrey T. Bowman, chief operating officer, Global Property and Casualty. “Our clients will have access to some of the best trained investigators in the industry, almost anywhere in the world.”
—more—

MJM Strategic Alliance

Crawford will transfer to MJM the operating assets of its investigative services unit. Under the terms of the alliance, Crawford and MJM will form a global strategic alliance that will make MJM a preferred provider for Crawford. All surveillance assignments referred by Crawford will be handled by MJM under the name, “Crawford Investigation Services, Powered by MJM.”
In designating MJM as a preferred provider, Crawford will be in a position to better serve its clients through increased coverage. MJM’s 500 employees cover the entire United States, and the firm has representation in 90 countries.
As part of MJM’s strategic plan, it recently acquired two investigation firms, one in Canada and one in Australia.
“The partnership with Crawford allows us the opportunity to provide a global insurance investigation service to the industry, with the best trained investigators,” said Michael J. Malone, founder and CEO of MJM. “The strength of Crawford’s Investigation Services brand and global relationships coupled with MJM’s core investigative services and commitment to fighting insurance fraud will assist our clients in the domestic and international marketplace.”
About MJM Investigations Inc.
MJM Investigations Inc., headquartered in Raleigh, North Carolina, is the international leader in providing a wide variety of investigative products and services to insurance carriers, self-insured corporations, and third-party administrators. MJM provides quality field investigations, comprehensive SIU programs, strategic anti-fraud planning, innovative educational courses, integrated Internet-based technologies and professional consulting services. For more information, visit mjminc.com.
—more—

MJM Strategic Alliance

About Crawford & Company
Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management, integrated claims and medical management for workers’ compensation, legal settlement administration, including class action and warranty inspections, and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.
# # #